Exhibit 99.1

Contacts:    Emily Tadano, Vice President Investor Relations
                (480) 515-8979 (office)
        Investors@meritagehomes.com

Meritage Homes Announces Closing of $450 Million of 3.875% Senior Notes Due 2029

Scottsdale, Ariz., April 15, 2021 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the closing of a $450 million aggregate principal amount of its 3.875% senior notes due April 15, 2029 (the “notes”). The completed transaction resulted in approximately $444.0 million in net proceeds to the Company. The notes were offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
The Company will use a portion of the net proceeds from the notes offering to fund the redemption of all $300 million in aggregate principal amount of the Company’s 7.00% Senior Notes due 2022.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
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